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                                                                    Exhibit 10.1


                              EMPLOYMENT AGREEMENT

         This Employment Agreement ("Agreement") between Stewart Enterprises, Inc., a Louisiana corporation (the "Company"), and Thomas J. Crawford (the "Employee") is effective as of February 20, 2007 (the "Agreement Date").

                              W I T N E S S E T H:

         WHEREAS, the Company desires to retain the services of Employee pursuant to the terms of this Agreement, subject to Employee's acceptance of the conditions stated herein;

         WHEREAS, Employee wishes to be employed by the Company in consideration of the compensation and benefits set forth herein and pursuant to the terms hereof;

         WHEREAS, during the course of his employment with the Company, Employee will have received extensive and unique knowledge, training and education in, and access to resources involving, the Death Care Business (as defined below) at a substantial cost to the Company, which Employee acknowledges will substantially enhance Employee's skills and knowledge in such business;

         WHEREAS, during the course of his employment with the Company, Employee will have received access to and information about the Company's customers, suppliers, joint venture partners and others having important commercial relationships with the Company, the preservation of which the Employee acknowledges are vital to the continuing commercial success of the Company;

         WHEREAS, during the course of his employment with the Company, Employee will continue to have access to valuable oral and written information, knowledge and data relating to the business and operations of the Company and its subsidiaries that is non-public, confidential or proprietary in nature and is particularly useful in the Death Care Business; and

         WHEREAS, in view of the training provided by the Company to Employee, its cost to the Company, the importance of maintaining continuing favorable relationships with customers, suppliers, partners and others, and the need for the Company to be protected against disclosures by Employee of the Company's and its subsidiaries' trade secrets and other non-public, confidential or proprietary information, the Company and Employee desire, among other things, to prohibit Employee from disclosing or utilizing, outside the scope and term of his employment with the Company, any non-public, confidential or proprietary information, knowledge and data relating to the business and operations of the Company or its subsidiaries received by Employee during the course of his employment, and to restrict the ability of Employee to compete with the Company or its subsidiaries for a limited period of time;

         NOW, THEREFORE, for and in consideration of the continued employment of Employee by the Company and the payment of salary, benefits and other compensation to Employee by the Company, the parties hereto agree as follows:
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                                    ARTICLE 1
                          EMPLOYMENT CAPACITY AND TERM

         SECTION 1.1 CAPACITY AND DUTIES OF EMPLOYEE. The Employee is employed by the Company to render services on behalf of the Company in the capacity set forth in Appendix A hereto, as such Appendix may be amended or supplemented from time to time (as so amended or supplemented, "Appendix A"). The Employee shall perform such duties, consistent with the Employee's job title, as are assigned to the title or titles held by the Employee as set forth from time to time in the Company's Bylaws and such other duties as may be prescribed from time to time by the Company's Board of Directors (the "Board").

         SECTION 1.2 EMPLOYMENT TERM; START DATE. Employee shall report to work no later than March 31, 2007. The date Employee reports to work is referred to herein as the "Start Date." The term of Employee's employment under this Agreement (the "Employment Term") shall commence on the Start Date and shall continue through October 31, 2010, subject to extension as provided in Section
6.3 in the event of a Change of Control (as defined in Section 6.2), and subject to any earlier termination of Employee's status as an employee pursuant to this Agreement.

         SECTION 1.3 DEVOTION TO RESPONSIBILITIES. During the Employment Term, the Employee shall devote all of his business time to the business of the Company, shall use his best efforts to perform faithfully and efficiently his duties under this Agreement, and shall not engage in or be employed by any other business; provided, however, that nothing herein shall prohibit the Employee from (a) serving as a member of the board of directors, board of trustees or the like of any for-profit or non-profit entity that does not compete with the Company, or performing services of any type for any civic or community entity, whether or not the Employee receives compensation therefor, (b) investing his assets in such form or manner as shall require no more than nominal services on the part of the Employee in the operation of the business of the entity in which such investment is made, or (c) serving in various capacities with, and attending meetings of, industry or trade groups and associations, as long as the Employee's activities permitted by clauses (a), (b) and (c) above do not materially and unreasonably interfere with the ability of the Employee to perform the services and discharge the responsibilities required of him under this Agreement. Notwithstanding clause (b) above, during the Employment Term, the Employee may not beneficially own more than 2% of the equity interests of a business organization required to file periodic reports with the Securities and Exchange Commission under the Securities Exchange Act of 1934 (the "Exchange Act") and may not beneficially own more than 2% of the equity interests of a business organization that competes with the Company. For purposes of this paragraph, "beneficially own" has the meaning ascribed to that term in Rule 13d-3 under the Securities Exchange Act of 1934, as amended from time to time (the "Exchange Act").

                                    ARTICLE 2
                            COMPENSATION AND BENEFITS

         During the Employment Term, the Company shall provide the Employee with the compensation and benefits described below:

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         SECTION 2.1 SALARY AND BONUS. The Company shall pay the Employee a salary ("Base Salary") at an annual rate per fiscal year of the Company ("Fiscal Year") as set forth in Appendix A, which shall be payable to the Employee at such intervals as other salaried employees of the Company are paid.

                  (a) The Employee shall be eligible to receive an annual incentive bonus (the "Bonus"), up to the maximum set forth in Appendix A. The Bonus will be awarded based upon factors to be established or approved annually by the Compensation Committee in its discretion and set forth in Appendix A or a supplement thereto. Any Bonus shall be paid no later than March 15 of the following calendar year. For Fiscal Year 2007, any Bonus awarded shall be prorated for the number of days Employee has been employed by the Company. In addition, for Fiscal Year 2007, any Bonus awarded shall be paid fifty percent (50%) in cash and fifty percent (50%) in Class A common stock of the Company.

                  (b) Any change in the Employee's title, Base Salary or Bonus eligibility during the Employment Term shall be set forth in one or more amendments or supplements to Appendix A to this Agreement, each of which shall be signed by the Employee and a member of the Compensation Committee of the Board of Directors of the Company.

         SECTION 2.2 BENEFITS. The Employee shall be eligible to participate in all benefit programs provided to other employees of the Company from time to time in accordance with the eligibility and other terms of such programs.

         SECTION 2.3 EXPENSES. The Employee shall be reimbursed for reasonable out-of-pocket expenses incurred from time to time on behalf of the Company or any subsidiary in the performance of his duties under this Agreement, upon the presentation of such supporting invoices, documents and forms as the Company reasonably requests.

         SECTION 2.4 SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT. In lieu of participating in the Company's Supplemental Executive Retirement Plan (the "SERP"), the Employee shall be entitled to earn a supplemental retirement benefit on the terms and subject to the conditions set forth in the Supplemental Executive Retirement Agreement included as Appendix C hereto (the "SERP Agreement"). At such time as the Company has amended and restated the SERP to incorporate all benefits of the Employee described in Appendix C, the SERP Agreement shall automatically terminate and the Employee shall simultaneously become a participant in the SERP.

         SECTION 2.5 SUPPLEMENTAL 401(k) PLAN. Employee shall be entitled to participate in the Company's supplemental 401(k) plan (the Stewart Enterprises, Inc. Supplemental Retirement and Deferred Compensation Plan) on the same basis as other executive officers.

         SECTION 2.6 CAR ALLOWANCE. During the term of Executive's employment hereunder, Executive shall receive a car allowance of $12,000 per year.

                                      -3-

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                                    ARTICLE 3
                              LONG-TERM INCENTIVES

         Effective upon the Start Date, the Employee shall receive the following incentives under the Company's stock incentive plans:

         SECTION 3.1 RESTRICTED STOCK.

                  (a) Restricted Stock-Time Vest. An aggregate of 100,000 shares of the Class A common stock of the Company as a time-vested restricted stock award. Thirty-four percent (34%) of such shares shall vest on the first anniversary of the Start Date. Thirty-three percent (33%) of such shares shall vest on each of the second and third anniversaries of the Start Date.

                  (b) Restricted Stock- Performance Based (ROE). An aggregate of 120,000 shares of the Class A common stock of the Company as a performance-based restricted stock award. 40,000 of such shares shall vest on October 31, 2008 if the Company's return on equity ("ROE") for fiscal 2008 is greater or equal to ten percent (10%). 40,000 of such shares shall vest on October 31, 2009 if ROE for fiscal 2009 is greater or equal to eleven percent (11%). 40,000 of such shares shall vest on October 31, 2010 if ROE for fiscal 2010 is greater or equal to twelve percent (12%). To the extent not already vested, 120,000 of such shares shall vest on October 31, 2010 if the ROE for fiscal years 2008, 2009 and 2010 is greater than or equal to eleven percent (11%) on a compounded annual basis. The calculation of ROE shall be made by the Compensation Committee and shall include such positive or negative adjustments as the Compensation Committee shall in good faith deem appropriate in order to reflect unusual items, non-recurring items or items outside of management's responsibility or control, consistent with the types of adjustments made by the Committee in the past in determining whether performance criteria were met by Company executives under the annual bonus plan. The calculation of ROE by the Committee shall be final and binding absent a showing by the Employee of manifest error or bad faith. Attachment 2 to Appendix A provides an example of the ROE calculation.

                  (c) Restricted Stock- Performance Based (Stock Price). An aggregate of 120,000 shares of the Class A common stock of the Company as a performance-based restricted stock award. 40,000 of such shares shall vest on October 31, 2008 if the closing price per share of the Company's Class A common stock on its principal trading market (the "Closing Price") equals or exceeds $8 per share for twenty consecutive trading days during fiscal 2008. 40,000 of such shares shall vest on October 31, 2009 if the Closing Price of the Company's Class A common stock equals or exceeds $9 per share for twenty consecutive trading days during fiscal 2009. 40,000 of such shares shall vest on October 31, 2010 if the Closing Price of the Company's Class A common stock equals or exceeds $10 per share for twenty consecutive trading days during fiscal 2010. To the extent not already vested, all 120,000 of such shares shall vest on October 31, 2010 if the Closing Price of the Company's Class A common stock equals or exceeds $10 per share for twenty consecutive trading days at any time after the Start Date and on or before October 31, 2010.

                  (d) The restrictions on the restricted stock granted pursuant to this Section 3.1 shall lapse upon a Change of Control, as defined in Section 6.2.

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                  (e) Unvested restricted stock shall be forfeited upon the
termination of the Employee's employment for any reason; provided, however, that in the event that the Employee's employment is terminated by the Company without Cause (as defined in Section 4.3) or by the Employee for Good Reason (as defined in Section 4.4), then unvested restricted stock that otherwise would have vested on the next anniversary date of the Start Date shall fully vest on the date of such termination.

         SECTION 3.2 STOCK OPTIONS

                  (a) Effective upon the Start Date, the Company shall grant to the Employee options under the Company's stock incentive plans to purchase an aggregate of 360,000 shares of the Class A common stock of the Company at an exercise price per share equal to the closing price per share of the Class A common stock on the Nasdaq Stock Market on the Start Date, as such number of shares and price per share may be adjusted from time to time, as provided in the plans, subject to the following vesting conditions:

                           (i) Options to purchase 120,000 of such shares shall
vest on October 31, 2008 if the Closing Price of the Company's Class A common stock equals or exceeds $8 per share for twenty consecutive trading days during fiscal 2008.

                           (ii) Options to purchase 120,000 of such shares shall
vest on October 31, 2009 if the Closing Price of the Company's Class A common stock equals or exceeds $9 per share for twenty consecutive trading days during fiscal 2009.

                           (iii) Options to purchase 120,000 of such shares
shall vest on October 31, 2010 if the Closing Price of the Company's Class A common stock equals or exceeds $10 per share for twenty consecutive trading days during fiscal 2010.

                           (iv) To the extent not already vested, options to
purchase all 360,000 of such shares shall vest on October 31, 2010 if the Closing Price of the Company's Class A common stock equals or exceeds $10 per share for twenty consecutive trading days at any time after the Start Date and on or before October 31, 2010.

                  (b) The options will expire seven years after the Start Date.

                  (c) The options shall vest upon a Change in Control.

                  (d) Vested options shall be exercisable for thirty days after Employee's Date of Termination. Unvested options shall be forfeited upon termination of Employee's employment for any reason.

                                    ARTICLE 4
                            TERMINATION OF EMPLOYMENT

         SECTION 4.1 DEATH. The Employee's status as an employee shall terminate immediately and automatically upon the Employee's death during the Employment Term.

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         SECTION 4.2 DISABILITY. The Employee's status as an employee may be terminated for "Disability" as follows:

                  (a) The Employee's status as an employee shall terminate if the Employee has a disability that would entitle him to receive benefits under the Company's long-term disability insurance policy in effect at the time either because he is Totally Disabled or Partially Disabled, as such terms are defined in such policy. Any such termination shall become effective on the first day on which the Employee is eligible to receive payments under such policy (or on the first day that he would be so eligible, if he had applied timely for such payments).

                  (b) If the Company has no long-term disability plan in effect, if (i) the Employee is rendered incapable because of physical or mental illness of satisfactorily discharging his duties and responsibilities under this Agreement for a period of 90 consecutive days and (ii) a duly qualified physician chosen by the Company and reasonably acceptable to the Employee or his legal representatives so certifies in writing, the Board shall have the power to determine that the Employee has become disabled. If the Board makes such a determination, the Company shall have the continuing right and option, during the period that such disability continues, and by notice given in the manner provided in this Agreement, to terminate the status of Employee as an employee. Any such termination shall become effective 30 days after such notice of termination is given, unless within such 30-day period, the Employee becomes capable of rendering services of the character contemplated hereby (and a physician chosen by the Company and reasonably acceptable to the Employee or his legal representatives so certifies in writing) and the Employee in fact resumes such services.

                  (c) The "Disability Effective Date" shall mean the date on which termination of employment becomes effective due to Disability.

         SECTION 4.3 CAUSE. The Company may terminate the Employee's status as an employee for Cause. As used herein, "Cause" shall mean the Employee's: (a) breach of this Agreement; (b) intentional failure to perform his prescribed duties; (c) unauthorized acts or omissions that could reasonably be expected to cause material financial harm to the Company or materially disrupt Company operations; (d) commission of a felony; (e) commission of an act of dishonesty (even if not a crime) resulting in the enrichment of the Employee at the expense of the Company; (f) knowing falsification or knowing attempted falsification of financial records of the Company in violation of SEC Rule 13b2-1; or (g) willful failure to follow established Company policies or procedures; provided, however, that no such termination may take place in the case of (a) through (c) or (g) above unless the Company has provided written notice to the Employee of such conduct and the Employee has failed to remedy such conduct within 10 days following receipt of such notice.

         SECTION 4.4 GOOD REASON. The Employee may terminate his status as an employee for Good Reason. As used herein, the term "Good Reason" shall mean:

                  (a) The occurrence of any of the following during the Employment Term:

                           (i) the assignment to the Employee of any duties or
responsibilities that are inconsistent with the Employee's status, title and position as set forth in Appendix A;

provided, that following a Change of Control, if the Company is controlled by another company (directly or indirectly), Employee shall be deemed to have been assigned duties and responsibilities inconsistent with his status, title and position as set forth in Appendix A if he does not hold an equivalent position in the ultimate parent company.

                           (ii) any removal of the Employee from, or any failure
to reappoint or reelect the Employee to, the position set forth in Appendix A (other than in connection with the expiration of the Employment Term), except in connection with a termination of Employee's status as an employee as permitted by this Agreement.

                           (iii) the Company's requiring the Employee to be
based anywhere other than in the metropolitan area set forth in Appendix A, except for required travel in the ordinary course of the Company's business;

                  (b) any breach of this Agreement by the Company that continues for a period of 10 days after written notice thereof is given by the Employee to the Company;

                  (c) the failure by the Company to obtain the assumption of its obligations under this Agreement by any successor or assign as contemplated in this Agreement; or

                  (d) any purported termination by the Company of the Employee's status as an employee for Cause that is not effected pursuant to a Notice of Termination satisfying the requirements of this Agreement.

         SECTION 4.5 VOLUNTARY TERMINATION BY THE COMPANY. The Company may terminate the Employee's status as employee for other than death, Disability or Cause.

         SECTION 4.6 VOLUNTARY TERMINATION BY THE EMPLOYEE. The Employee may voluntarily terminate the Employee's status as employee for other than Good Reason.

         SECTION 4.7 NOTICE OF TERMINATION. Any termination by the Company or by the Employee, shall be communicated by Notice of Termination to the other party hereto given in accordance with Article 9 Section 9.2 of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice that (a) indicates the specific termination provision in this Agreement relied upon (b) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee's employment under the provisions so indicated and (c) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 30 days after the giving of such notice). The failure by the Employee or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason, Disability or Cause shall not negate the effect of the notice nor waive any right of the Employee or the Company, respectively, hereunder or preclude the Employee or the Company, respectively, from asserting such fact or circumstance in enforcing the Employee's or the Company's rights hereunder.

         SECTION 4.8 DATE OF TERMINATION. "Date of Termination" means (a) if Employee's employment is terminated by reason of his death or Disability, the Date of Termination shall be the date of death of Employee or the Disability Effective Date, as the case may be, (b) if

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Employee's employment is terminated by the Company for Cause, or by the
Employee for Good Reason, the date of delivery of the Notice of Termination or any later date specified therein (which date shall not be more than 30 days after the giving of such notice) as the case may be, (c) if the Employee's employment is terminated by the Company for reasons other than death, Disability or Cause, the Date of Termination shall be the date on which the Company notifies the Employee of such termination or any later date specified therein, and (d) if the Employee's employment is terminated voluntarily by the Employee for reasons other than Good Reason, the Date of Termination shall be the date on which the Employee notifies the Company of such termination or any later date specified therein (which date shall not be later than 30 days after the giving of such notice) as the case may be.

                                    ARTICLE 5
                          OBLIGATIONS UPON TERMINATION

         SECTION 5.1 DEATH. If the Employee's status as an employee is terminated by reason of the Employee's death, this Agreement shall terminate without further obligation to the Employee's legal representatives under this Agreement, other than the obligation to pay accrued salary through the Date of Termination and to make any payments due pursuant to employee benefit plans maintained by the Company or its subsidiaries.

         SECTION 5.2 DISABILITY. If Employee's status as an employee is terminated by reason of Employee's Disability, this Agreement shall terminate without further obligation to the Employee, other than the obligation to pay accrued salary through the Date of Termination and to make any payments due pursuant to employee benefit plans maintained by the Company or its subsidiaries.

         SECTION 5.3 TERMINATION BY THE COMPANY FOR REASONS OTHER THAN DEATH, DISABILITY OR CAUSE; TERMINATION BY THE EMPLOYEE FOR GOOD REASON. If the Company terminates the Employee's status as an employee for reasons other than death, Disability or Cause, or the Employee terminates his employment for Good Reason, then, except as provided in Section 6.4, the Company shall pay to the Employee an amount equal to a single year's Base Salary in effect at the Date of Termination, payable over a two-year period as follows: beginning on the first regular payroll date that is at least six months after the Date of Termination, the Employee shall be paid one-fourth of a single year's Base Salary, and the remaining three-fourths shall be paid in equal installments on the Company's regular bi-weekly payroll dates over the following 18 months.

         SECTION 5.4 CAUSE. If the Employee's status as an employee is terminated by the Company for Cause, this Agreement shall terminate without further obligation to the Employee other than for accrued salary through the Date of Termination, obligations imposed by law and obligations imposed pursuant to any employee benefit plan maintained by the Company or its subsidiaries.

         SECTION 5.5 RESIGNATION FROM BOARD OF DIRECTORS. If Employee is a director of the Company and his employment is terminated for any reason other than death, the Employee shall, if requested by the Company, immediately resign as a director of the Company. If such resignation is not received when so requested, the Employee shall forfeit any right to receive any payments pursuant to this Agreement.

         SECTION 5.6 NO ACCELERATION OF PAYMENTS. No acceleration of payments and benefits provided for herein shall be permitted, except that the Company may accelerate payment, if permitted under the regulations under Section 409A of the Code, as necessary to allow the Employee to pay FICA taxes on amounts payable hereunder and additional taxes resulting from the payment of such FICA amount, or as necessary to pay taxes and penalties arising as a result of the payments provided for in this Agreement failing to meet the requirements of Section 409A of the Code.

                                    ARTICLE 6
                                CHANGE OF CONTROL

         SECTION 6.1 In the event a Change of Control occurs during the Employment Term, then the provisions of this Article 6 shall be applicable.

         SECTION 6.2 "Change of Control" means:

                  (a) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 30% of the outstanding shares of the Company's Class A Common Stock, no par value per share (the "Common Stock"); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control:

                           (i) any acquisition of Common Stock directly from the
Company,

                           (ii) any acquisition of Common Stock by the Company,

                           (iii)  any acquisition of Common Stock by any
employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or

                           (iv) any acquisition of Common Stock by any
corporation pursuant to a transaction that complies with clauses (i), (ii) and
(iii) of subsection (c) of this Section 6.2; or

                  (b) individuals who, as of the date of this Agreement constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date of this Agreement whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered a member of the Incumbent Board, unless such individual's initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Incumbent Board; or

                  (c) consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination,

                           (i) all or substantially all of the individuals and
entities who were the beneficial owners of the Company's outstanding common stock and the Company's voting securities entitled to vote generally in the election of directors immediately prior to such Business Combination have direct or indirect beneficial ownership, respectively, of 50% or more of the then outstanding shares of common stock, and 50% or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, of the corporation resulting from such Business Combination (which, for purposes of this paragraph (i) and paragraphs (ii) and (iii), shall include a corporation which as a result of such transaction controls the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries), and

                           (ii) except to the extent that such ownership existed
prior to the Business Combination, no person (excluding any corporation resulting from such Business Combination or any employee benefit plan or related trust of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of the then outstanding shares of common stock of the corporation resulting from such Business Combination or 20% or more of the combined voting power of the then outstanding voting securities of such corporation, and

                           (iii) at least 50% of the members of the board of
directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

                  (d) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

         SECTION 6.3 Upon a Change of Control, the Employment Term shall automatically continue following such Change of Control for a period equal to the then remaining Employment Term or two years, whichever period is longer, subject to any earlier termination of Employee's status as an employee pursuant to this Agreement.

         SECTION 6.4 If, on or within two years following a Change of Control, the Company terminates Employee's employment for reasons other than death, Disability or Cause or Employee terminates his employment for Good Reason, then, instead of the payments provided in Section 5.3, Employee shall receive from Company the equivalent of two times Employee's Base Salary in effect at the Date of Termination, paid out over two years following the Date of Termination as follows: beginning on the first regular payroll date that is at least six months after the Date of Termination, the Employee shall be paid one-fourth of two years' Base Salary, and the remaining three-fourths shall be paid in equal installments on the Company's regular bi-weekly payroll dates over the following 18 months.

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

         SECTION 6.5 All options granted pursuant to this Agreement shall vest upon a Change of Control.

         SECTION 6.6 All restrictions on shares of restricted stock granted pursuant to this Agreement shall lapse upon a Change of Control.

                                    ARTICLE 7
              NONDISCLOSURE, NONCOMPETITION AND PROPRIETARY RIGHTS

         SECTION 7.1 CERTAIN DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings:

                  (a) "Confidential Information" means any information, knowledge or data of any nature and in any form (including information that is electronically transmitted or stored on any form of magnetic or electronic storage media) relating to the past, current or prospective business or operations of the Company and its subsidiaries, that at the time or times concerned is not generally known to persons engaged in businesses similar to those conducted or contemplated by the Company and its subsidiaries (other than information known by such persons through a violation of an obligation of confidentiality to the Company), whether produced by the Company and its subsidiaries or any of their consultants, agents or independent contractors or by Employee, and whether or not marked confidential, including without limitation information relating to the Company's or its subsidiaries' products and services, business plans, business acquisitions, joint ventures, processes, product or service research and development ideas, methods or techniques, training methods and materials, and other operational methods or techniques, quality assurance procedures or standards, operating procedures, files, plans, specifications, proposals, drawings, charts, graphs, support data, trade secrets, supplier lists, supplier information, purchasing methods or practices, distribution and selling activities, consultants' reports, marketing and engineering or other technical studies, maintenance records, employment or personnel data, marketing data, strategies or techniques, financial reports, budgets, projections, cost analyses, price lists, formulae and analyses, employee lists, customer records, customer lists, customer source lists, proprietary computer software, and internal notes and memoranda relating to any of the foregoing.

                  (b) "Death Care Business" means (i) the owning and operating of funeral homes and cemeteries, including combined funeral home and cemetery facilities, (ii) the offering of services and products to meet families' funeral needs, including prearrangement, family consultation, the sale of caskets and related funeral and cemetery products and merchandise (whether at physical locations or by means of the Internet), the removal, preparation and transportation of remains, cremation, the use of funeral home facilities for visitation and worship, and related transportation services, (iii) the marketing and sale of funeral services and cemetery property or merchandise on an at-need or prearranged basis, (iv) providing, managing and administering financing arrangements (including trust funds, escrow accounts, insurance and installment sales contracts) for prearranged funeral plans and cemetery property and merchandise, (v) providing interment services, the sale (on an at-need or prearranged basis) of cemetery property including lots, lawn crypts, family and community mausoleums and related cemetery merchandise such as monuments, memorials and burial vaults, (vi) the maintenance of cemetery grounds pursuant to perpetual care contracts and laws or on a voluntary basis, and (vii) offering mausoleum design, construction and sales services.

         SECTION 7.2 NONDISCLOSURE OF CONFIDENTIAL INFORMATION. During the Employment Term, Employee shall hold in a fiduciary capacity for the benefit of the Company all Confidential Information which shall have been obtained by Employee during Employee's employment (whether prior to or after the Agreement
Date) and shall use such Confidential Information solely within the scope of his employment with and for the exclusive benefit of the Company. For a period of five years after the Employment Term, commencing with the Date of Termination, Employee agrees (a) not to communicate, divulge or make available to any person or entity (other than the Company) any such Confidential Information, except upon the prior written authorization of the Company or as may be required by law or legal process, and (b) to deliver promptly to the Company any Confidential Information in his possession, including any duplicates thereof and any notes or other records Employee has prepared with respect thereto. In the event that the provisions of any applicable law or the order of any court would require Employee to disclose or otherwise make available any Confidential Information, Employee shall give the Company prompt prior written notice of such required disclosure and an opportunity to contest the requirement of such disclosure or apply for a protective order with respect to such Confidential Information by appropriate proceedings.

         SECTION 7.3 LIMITED COVENANT NOT TO COMPETE. During the Employment Term and for a period of two years thereafter, commencing with the Date of Termination, Employee agrees that, with respect to each State of the United States or other jurisdiction, or specified portions thereof, in which the Employee regularly (a) makes contact with customers of the Company or any of its subsidiaries, (b) conducts the business of the Company or any of its subsidiaries or (c) supervises the activities of other employees of the Company or any of its subsidiaries, as identified in Appendix B attached hereto and forming a part of this Agreement, and in which the Company or any of its subsidiaries engages in the Death Care Business on the Date of Termination (collectively, the "Subject Areas"), Employee will restrict his activities within the Subject Areas as follows:

                  (a) Employee will not, directly or indirectly, for himself or others, own, manage, operate, control, be employed in an executive, managerial or supervisory capacity by, consult with, or otherwise engage or participate in or allow his skill, knowledge, experience or reputation to be used in connection with, the ownership, management, operation or control of, any company or other business enterprise engaged in the Death Care Business within any of the Subject Areas; provided, however, that nothing contained herein shall prohibit Employee from making passive investments as long as Employee does not beneficially own more than 2% of the equity interests of a business enterprise engaged in the Death Care Business within any of the Subject Areas. For purposes of this paragraph, "beneficially own" shall have the same meaning ascribed to that term in Rule 13d-3 under the Exchange Act.

                  (b) Employee will not call upon any customer of the Company or its subsidiaries for the purpose of soliciting, diverting or enticing away the business of such person or entity, or otherwise disrupting any previously established relationship existing between such person or entity and the Company or its subsidiaries;

                  (c) Employee will not solicit, induce, influence or attempt to influence any supplier, lessor, lessee, licensor, partner, joint venturer, potential acquiree or any other person who has a business relationship with the Company or its subsidiaries, or who on the Date of Termination is engaged in discussions or negotiations to enter into a business relationship with the Company or its subsidiaries, to discontinue or reduce or limit the extent of such relationship with the Company or its subsidiaries; and

                  (d) Employee will not make contact with any of the employees of the Company or its subsidiaries with whom he had contact during the course of his employment with the Company for the purpose of soliciting such employee for hire, whether as an employee or independent contractor, or otherwise disrupting such employee's relationship with the Company or its subsidiaries.

                  (e) Employee further agrees that, for a period of one year from and after the Date of Termination, Employee will not hire, on behalf of himself or any person or entity engaged in the Death Care Business with which Employee is associated, any employee of the Company or its subsidiaries as an employee or independent contractor, whether or not such engagement is solicited by Employee; provided, however, that the restriction contained in this subsection (e) shall not apply to Company employees who reside in, or are hired by Employee to perform work in, any of the Subject Areas located within the States of Virginia, Arkansas or Georgia.

         Employee agrees that he will from time to time upon the Company's request promptly execute any supplement, amendment, restatement or other modification of Appendix B as may be necessary or appropriate to correctly reflect the jurisdictions which, at the time of such modification, should be covered by Appendix B and this Article 7 Section 7.3. Furthermore, Employee agrees that all references to Appendix B in this Agreement shall be deemed to refer to Appendix B as so supplemented, amended, restated or otherwise modified from time to time.

         SECTION 7.4 INJUNCTIVE RELIEF; OTHER REMEDIES. Employee acknowledges that a breach by Employee of Section 7.2 or 7.3 of this Article 7 would cause immediate and irreparable harm to the Company for which an adequate monetary remedy does not exist; hence, Employee agrees that, in the event of a breach or threatened breach by Employee of the provisions of Section 7.2 or 7.3 of this
Article 7 during or after the Employment Term, the Company shall be entitled to injunctive relief restraining Employee from such violation without the necessity of proof of actual damage or the posting of any bond, except as required by non-waivable, applicable law. Nothing herein, however, shall be construed as prohibiting the Company from pursuing any other remedy at law or in equity to which the Company may be entitled under applicable law in the event of a breach or threatened breach of this Agreement by Employee, including without limitation the recovery of damages and/or costs and expenses, such as reasonable attorneys' fees, incurred by the Company as a result of any such breach or threatened breach. In addition to the exercise of the foregoing remedies, the Company shall have the right upon the occurrence of any such breach or threatened breach to cancel any unpaid salary, bonus, commissions or reimbursements otherwise outstanding at the Date of Termination. In particular, Employee acknowledges that the payments provided under Article 5 Section 5.3 or Article 6 Section 6.4 are conditioned upon Employee fulfilling any noncompetition and nondisclosure agreements contained in this Article 7. In the event Employee shall at any time materially breach or threaten to breach any noncompetition or nondisclosure agreements contained in this Article V, the Company may suspend or eliminate payments under Article 5 or Article 6 during the period of such breach or threatened breach. Employee acknowledges that any such suspension or elimination of payments would be an exercise of the Company's right to suspend or terminate its performance hereunder upon Employee's breach of this Agreement; such suspension or elimination of payments would not constitute, and should not be characterized as, the imposition of liquidated damages.

         SECTION 7.5 REQUESTS FOR WAIVER IN CASES OF UNDUE HARDSHIP. In the event that Employee should find any of the limitations of Article 7 Section 7.3 (including without limitation the geographic restrictions of Appendix B) to impose a severe hardship on Employee's ability to secure other employment, Employee may make a request to the Company for a waiver of the designated limitations before accepting employment that otherwise would be a breach of Employee's promises and obligations under this Agreement. Such request must be in writing and clearly set forth the name and address of the organization with which employment is sought and the location, position and duties that Employee will be performing. The Company will consider the request and, in its sole discretion, decide whether and on what conditions to grant such waiver.

         SECTION 7.6 GOVERNING LAW OF THIS ARTICLE V; CONSENT TO JURISDICTION. Any dispute regarding the reasonableness of the covenants and agreements set forth in this Article 7 (including Appendix B hereto), or the territorial scope or duration thereof, or the remedies available to the Company upon any breach of such covenants and agreements, shall be governed by and interpreted in accordance with the laws of the State of the United States or other jurisdiction in which the alleged prohibited competing activity or disclosure occurs, and, with respect to each such dispute, the Company and Employee each hereby irrevocably consent to the exclusive jurisdiction of the state and federal courts sitting in the relevant State (or, in the case of any jurisdiction outside the United States, the relevant courts of such jurisdiction) for resolution of such dispute, and agree to be irrevocably bound by any judgment rendered thereby in connection with such dispute, and further agree that service of process may be made upon him or it in any legal proceeding relating to this
Article 7 and/or Appendix B by any means allowed under the laws of such jurisdiction. Each party irrevocably waives any objection he or it may have as to the venue of any such suit, action or proceeding brought in such a court or that such a court is an inconvenient forum.

         SECTION 7.7 EMPLOYEE'S UNDERSTANDING OF THIS ARTICLE. Employee hereby represents to the Company that he has read and understands, and agrees to be bound by, the terms of this Article 7 (including Appendix B hereto). Employee acknowledges that the geographic scope and duration of the covenants contained in Article 7 Section 7.3 are the result of arm's-length bargaining and are fair and reasonable in light of (i) the importance of the functions performed by Employee and the length of time it would take the Company to find and train a suitable replacement, (ii) the nature and wide geographic scope of the operations of the Company and its subsidiaries, (iii) Employee's level of control over and contact with the business and operations of the Company and its subsidiaries in a significant number of jurisdictions where same are conducted and (iv) the fact that all facets of the Death Care Business are conducted by the Company and its subsidiaries throughout the geographic area where competition is restricted by this Agreement. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permitted under applicable law, whether now or hereafter in effect and, therefore, to the extent permitted by applicable law, the parties hereto waive any provision of applicable law that would render any provision of this Article 7 (including Appendix B hereto) invalid or unenforceable.

                                    ARTICLE 8
                                   ARBITRATION

         SECTION 8.1 BINDING AGREEMENT TO ARBITRATE. Any claim or controversy arising out of any provision of this Agreement (other than Article 7 hereof), or the breach or alleged breach of any such provision, shall be settled by arbitration administered by the American Arbitration Association (the "AAA") under its National Rules for the Resolution of Employment Disputes (the "Rules"), and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

         SECTION 8.2 SELECTION AND QUALIFICATIONS OF ARBITRATORS. If no party to the arbitration makes a claim in excess of $1.0 million, exclusive of interest and attorneys' fees, the proceedings shall be conducted before a single neutral arbitrator selected in accordance with the Rules. If any party makes a claim that exceeds $1.0 million, the proceedings shall be conducted before a panel of three neutral arbitrators, one of whom shall be selected by each party within 15 days after commencement of the proceeding and the third of whom shall be selected by the first two arbitrators within 10 days after their appointment. If the two arbitrators selected by the parties are unable or fail to agree on the third arbitrator, the third arbitrator shall be selected by the AAA. Each arbitrator shall be a member of the bar of the State of Louisiana and actively engaged in the practice of employment law for at least 15 years.

         SECTION 8.3 LOCATION OF PROCEEDINGS. The place of arbitration shall be New Orleans, Louisiana.

         SECTION 8.4 REMEDIES. Any award in an arbitration initiated under this
Article 8 shall be limited to actual monetary damages, including if determined appropriate by the arbitrator(s) an award of costs and fees to the prevailing party. "Costs and fees" mean all reasonable pre-award expenses of the arbitration, including arbitrator's fees, administrative fees, travel expenses, out-of-pocket expenses such as copying, telephone, witness fees and attorneys' fees. The arbitrator(s) will have no authority to award consequential, punitive or other damages not measured by the prevailing party's actual damages, except as may be required by statute.

         SECTION 8.5 OPINION. The award of the arbitrators shall be in writing, shall be signed by a majority of the arbitrators, and shall include findings of fact and a statement of the reasons for the disposition of any claim.

                                    ARTICLE 9
                                  MISCELLANEOUS

         SECTION 9.1 BINDING EFFECT.

                  (a) This Agreement shall be binding upon and inure to the benefit of the Company and any of its successors or assigns.

                  (b) This Agreement is personal to the Employee and shall not be assignable by the Employee without the consent of the Company (there being no obligation to give such consent) other than such rights or benefits as are transferred by will or the laws of descent and distribution.

                  (c) The Company shall require any successor to or assignee of (whether direct or indirect, by purchase, merger, consolidation or otherwise) all or substantially all of the assets or businesses of the Company (i) to assume unconditionally and expressly this Agreement and (ii) to agree to perform all of the obligations under this Agreement in the same manner and to the same extent as would have been required of the Company had no assignment or succession occurred, such assumption to be set forth in a writing reasonably satisfactory to the Employee. In the event of any such assignment or succession, the term "Company" as used in this Agreement shall refer also to such successor or assign.

         SECTION 9.2 NOTICES. All notices hereunder must be in writing and shall be deemed to have been given upon receipt of delivery by: (a) hand (against a receipt therefor), (b) certified or registered mail, postage prepaid, return receipt requested, (c) a nationally recognized overnight courier service (against a receipt therefor) or (d) telecopy transmission with confirmation of receipt. All such notices must be addressed as follows:

                  If to the Company, to:

                  Stewart Enterprises, Inc.
                  1333 South Clearview Parkway
                  Jefferson, LA   70121
                  Attn: Chairman of the Compensation Committee of the Board of Directors

                  If to the Employee, to:

                  Thomas J. Crawford
                  2415 Walker Lane
                  Salt Lake City, Utah 84117

         or such other address as to which any party hereto may have notified the other in writing.

         SECTION 9.3 GOVERNING LAW. This Agreement shall be construed and enforced in accordance with and governed by the internal laws of the State of Louisiana without regard to principles of conflict of laws, except as expressly provided in Article 7 Section 7.6 above with respect to the resolution of disputes arising under, or the Company's enforcement of, Article 7 of this Agreement.

         SECTION 9.4 WITHHOLDING. The Employee agrees that the Company has the right to withhold, from the amounts payable pursuant to this Agreement, all amounts required to be withheld under applicable income and/or employment tax laws, or as otherwise stated in documents granting rights that are affected by this Agreement.

         SECTION 9.5 SEVERABILITY. If any term or provision of this Agreement (including without limitation those contained in Appendix B), or the application thereof to any person or circumstance, shall at any time or to any extent be invalid, illegal or unenforceable in any respect as written, Employee and the Company intend for any court construing this Agreement to modify or limit such provision temporally, spatially or otherwise so as to render it valid and enforceable to the fullest extent allowed by law. Any such provision that is not susceptible of such reformation shall be ignored so as to not affect any other term or provision hereof, and the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable, shall not be affected thereby and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

         SECTION 9.6 WAIVER OF BREACH. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach thereof.

         SECTION 9.7 REMEDIES NOT EXCLUSIVE. Except as provided in Article 8 hereof, no remedy specified herein shall be deemed to be such party's exclusive remedy, and accordingly, in addition to all of the rights and remedies provided for in this Agreement, the parties shall have all other rights and remedies provided to them by applicable law, rule or regulation.

         SECTION 9.8 COMPANY'S RESERVATION OF RIGHTS. Employee acknowledges and understands that the Employee serves at the pleasure of the Board and that the Company has the right at any time to terminate Employee's status as an employee of the Company, subject to the rights of the Employee to claim the benefits conferred by this Agreement.

         SECTION 9.9 JURY TRIAL WAIVER. THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING TO WHICH THEY ARE PARTIES INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT.

         SECTION 9.10 SURVIVAL. The rights and obligations of the Company and Employee contained in Article 7 of this Agreement shall survive the termination of the Agreement. Following the Date of Termination, each party shall have the right to enforce all rights, and shall be bound by all obligations, of such party that are continuing rights and obligations under this Agreement.

         SECTION 9.11 ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supercedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended orally, but only by an agreement in writing by the parties hereto.

         SECTION 9.12 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

         SECTION 9.13 SECTION 409A OF THE INTERNAL REVENUE CODE. In the event that any of the compensation or benefits payable to the Employee hereunder are considered to be non-qualified deferred compensation under Section 409A of the Code ("Section 409A") and any regulations issued or to be issued by the Department of the Treasury thereunder, the Company and the Employee shall negotiate in good faith and agree to such amendments to this Agreement as they and their respective tax counsel deem necessary to avoid the imposition of additional taxes and penalties under Section 409A or such regulations, while preserving the economic benefits intended to be conferred on the Employee by this Agreement.

         IN WITNESS WHEREOF, the Company and the Employee have caused this Agreement to be executed and effective on the Agreement Date.

                                         STEWART ENTERPRISES, INC.

Dated:  February 20, 2007                By:      /s/ James W. McFarland
                                             -----------------------------------
                                                      James W. McFarland
                                                Compensation Committee Chairman


                                         EMPLOYEE:

Dated: February 20, 2007                       /s/ Thomas J. Crawford
                                         ---------------------------------------
                                                   Thomas J. Crawford

                       APPENDIX A TO EMPLOYMENT AGREEMENT
                        BETWEEN STEWART ENTERPRISES, INC.
                                       AND
                               THOMAS J. CRAWFORD

                  BASE SALARY, BONUS COMPENSATION AND BENEFITS

1. Effective as of the Start Date, Employee's title(s) shall be President and Chief Executive Officer, and Employee's principal work location shall be the New Orleans, Louisiana metropolitan area. Employee's Base Salary shall be $600,000.

2. Employee's duties shall include leading the development of a strategic plan within the first twelve months of employment that articulates the strategic direction and goals for the Company and outlines how such plan shall be implemented.

3. Employee shall be appointed to a seat on the Board of Directors effective as of the Start Date and nominated for re-election as a director at the 2007 annual meeting of stockholders for a term expiring at the 2008 annual meeting of stockholders and until his successor is duly elected and qualified. Employee agrees to resign from such seat if requested by the Company upon Termination of Employment.

4. For Fiscal Year 2007 ("FY 2007"), Employee shall be eligible to receive a maximum Bonus of up to 160% of the Base Salary. Any Bonus for FY2007 shall be prorated based on the number of days during FY2007 that Employee has served as Chief Executive Officer. See Attachment 1 to this Appendix A. For any FY2007 Bonus, one-half shall be paid in cash and one-half in shares of the Company's Class A Common Stock.

5. Employee is expected to comply with the Company's Executive Stock Ownership Policy.

                                        Agreed to and accepted:

                                        STEWART ENTERPRISES, INC.


Date: February 20, 2007                 By:      /s/ James W. McFarland
                                            -----------------------------------
                                                     James W. McFarland
                                               Compensation Committee Chairman

                                        EMPLOYEE


Date: February 20, 2007                          /s/ Thomas J. Crawford
                                        ---------------------------------------
                                                     Thomas J. Crawford

                       APPENDIX B TO EMPLOYMENT AGREEMENT
                        BETWEEN STEWART ENTERPRISES, INC.
                                       AND
                               THOMAS J. CRAWFORD

                        Jurisdiction In Which Competition
                            Is Restricted As Provided
                            In Article 7 Section 7.3

A.       States and Territories of the United States:

1)                Louisiana--  The following parishes in the State of Louisiana:

         Orleans, St. Bernard, St. Tammany, Plaquemines, Jefferson, St. Charles, Tangipahoa

         as well as any other parishes in the State of Louisiana in which the Employee regularly (a) makes contact with customers of the Company or any of its subsidiaries, (b) conducts the business of the Company or any of its subsidiaries or (c) supervises the activities of other employees of the Company or any of its subsidiaries as of the Date of Termination.

2)                Florida--  The following counties in the State of Florida:

         Seminole, Dade, Hillsborough, Duval, Orange, Pinellas, Indian River, Palm Beach, Volusia, Lake, Brevard, Broward, Monroe, Collier, Pasco, Manatee, Polk, Hardee, Nassau, Baker, Clay, St. Johns, St. Lucie, Osceola, Ockeechobee, Martin, Hendry, Marion, Alachua, Putnam, Levy, Hernando, Citrus, Sumter, Sarasota, DeSoto, Charlotte, Glades

         as well as any other counties in the State of Florida in which the Employee regularly (a) makes contact with customers of the Company or any of its subsidiaries, (b) conducts the business of the Company or any of its subsidiaries or (c) supervises the activities of other employees of the Company or any of its subsidiaries as of the Date of Termination.

AGREED TO AND ACCEPTED:

STEWART ENTERPRISES, INC.                    EMPLOYEE


By:      /s/ JAMES W. MCFARLAND                   /s/ THOMAS J. CRAWFORD
    -----------------------------------      -----------------------------------
     JAMES W. MCFARLAND                      EFFECTIVE DATE: FEBRUARY 20, 2007
     COMPENSATION COMMITTEE CHAIRMAN
     EFFECTIVE DATE: FEBRUARY 20, 2007

3)                Texas--  The following counties in the State of Texas:

         Kaufman, Dallas, Collin, Tarrant, Lamar, Harris, Denton, Johnson, Rockwall, Brazoria, Henderson, Van Zandt, Hunt, Ellis, Fannin, Wise, Parker, Red River, Delta, Galveston, Ft. Bend, Waller, Montgomery, Liberty, Chambers, Hood, Bosque, Hill, Matagorda, Franklin, Wharton, Somervell

         as well as any other counties in the State of Texas in which the Employee regularly (a) makes contact with customers of the Company or any of its subsidiaries, (b) conducts the business of the Company or any of its subsidiaries or (c) supervises the activities of other employees of the Company or any of its subsidiaries as of the Date of Termination.

4)                Maryland--  The following counties in the State of Maryland:

         Baltimore, Baltimore City, Howard, Prince George's, Anne Arundel, Montgomery, Carroll, Frederick, Harford, Calvert, Charles, Wicomico, Worcester, Somerset, Dorchester, Washington

         as well as any other counties in the State of Maryland in which the Employee regularly (a) makes contact with customers of the Company or any of its subsidiaries, (b) conducts the business of the Company or any of its subsidiaries or (c) supervises the activities of other employees of the Company or any of its subsidiaries as of the Date of Termination.

5)                Virginia--  The following counties in the State of Virginia:

         Chesterfield, Roanoke, Rockingham, Fairfax, Tazewell, Goochland, Pulaski, Albemarle, Hanover, Henrico, Dinwiddie, Amelia, Powhatan, Charles City, Prince George, Bedford, Montgomery, Franklin, Botetourt, Craig, Floyd, Augusta, Shenandoah, Page, Greene, Prince William, Bland, Russell, Fluvanna, Louisa, Wythe, Giles, Carroll, Orange, Buckingham, Nelson, King William, New Kent, Spotsylvania, Caroline, Buchanan, Loudoun, Arlington, Scott, Washington, Richmond, Smythe, Frederick, Clarke

         as well as any other counties in the State of Virginia in which the Employee regularly (a) makes contact with customers of the Company or any of its subsidiaries, (b) conducts the business of the Company or any of its subsidiaries or (c) supervises the activities of other employees of the Company or any of its subsidiaries as of the Date of Termination.

6) West Virginia-- The following counties in the State of West Virginia:

         Raleigh, Kanawha, Fayette, Berkeley, Boone, Summers, Wyoming, Clay, Lincoln, Jackson, Putnam, Roane, Greenbrier, Nicholas, Logan, Wayne, McDowell, Morgan, Jefferson, Mercer, Mingo, Cabell, Mason, Fayetteville

         as well as any other counties in the State of West Virginia in which the Employee regularly (a) makes contact with customers of the Company or any of its subsidiaries, (b) conducts the business of the Company or any of its subsidiaries or (c) supervises the activities of other employees of the Company or any of its subsidiaries as of the Date of Termination.

7) Puerto Rico-- The following towns in the Commonwealth of Puerto Rico:

         Canovanas, Carolina, Mayaguez, Yauco, Bayamon, San Juan, Ponce, Caguas, Humacao, San Juan District, Loiza, Juncos, Gurabo, Trujillo Alto, Guaynabo, Catano, Juana Diaz, Jayuya, Penuelas, Adjuntas, Utuado, Cayey, San Lorenzo, Patillas, Coamo, Guayama, Cidra, Aguas Buenas, Hormigueros, San German, Maricao, Las Marias, Anasco, Comerio, Toa Baja, Toa Alta, Rio Grande, Las Piedras, Guanica, Guayanilla, Sabana Grande, Lares, Naguaba, Yabucoa,

         as well as any other towns in the Commonwealth of Puerto Rico in which the Employee regularly (a) makes contact with customers of the Company or any of its subsidiaries, (b) conducts the business of the Company or any of its subsidiaries or (c) supervises the activities of other employees of the Company or any of its subsidiaries as of the Date of Termination.

8) North Carolina-- The following counties in the State of North Carolina:

         Catawba, Wilson, Guilford, Haywood, Johnston, Wake, Nash, Iredell, Burke, Caldwell, Lincoln, Alexander, Cleveland, Greene, Wayne, Edgecombe, Pitt, Davidson, Randolph, Forsyth, Stokes, Rockingham, Caswell, Alamance, Jackson, Buncombe, Henderson, Transylvania, Swain, Madison, Sampson, Franklin, Durham, Harnett, Granville, Chatham, Alleghany, Surry, Ashe, Watauga, Yadkin, Pamilco, Halifax, Warren, Carteret, Jones, Lenoir, Beaufort, Vance, Lee, Moore, Cumberland, Davie

         as well as any other counties in the State of North Carolina in which the Employee regularly (a) makes contact with customers of the Company or any of its subsidiaries, (b) conducts the business of the Company or any of its subsidiaries or (c) supervises the activities of other employees of the Company or any of its subsidiaries as of the Date of Termination.

9) South Carolina-- The following counties in the State of South Carolina:

         Greenville, Charleston, Aiken, Pickens, Laurens, Spartanburg, Anderson, Abbeville, Berkeley, Dorchester, Colleton, Edgefield, Saluda, Lexington, Orangeburg, Barnwell, Richland, Fairfield, Kershaw, Sumter, Calhoun, Newberry, Oconee, Georgetown

         as well as any other counties in the State of South Carolina in which the Employee regularly (a) makes contact with customers of the Company or any of its subsidiaries, (b) conducts the business of the Company or any of its subsidiaries or (c) supervises the activities of other employees of the Company or any of its subsidiaries as of the Date of Termination.

10)               Tennessee--  The following counties in the State of Tennessee:

         Davidson, Sumner, Robertson, Knox, Sullivan, Sevier, Wilson, Rutherford, Williamson, Cheatham, Trousdale, Macon, Jefferson, Grainger, Union, Anderson, Loudon, Blount, Roane, Greene, Washington, Carter, Johnson, Hawkins, Cocke, Cannon, Dekalb, Smith, Hamblen, Unicoi, Giles, Lincoln, Cooke, Kingsport

         as well as any other counties in the State of Tennessee in which the Employee regularly (a) makes contact with customers of the Company or any of its subsidiaries, (b) conducts the business of the Company or any of its subsidiaries or (c) supervises the activities of other employees of the Company or any of its subsidiaries as of the Date of Termination.

11)               Arkansas--  The following counties in the State of Arkansas:

         Saline, Pulaski, Hot Spring, Garland, Perry, Grant, Lonoke, Jefferson, Faulkner, Dallas, Clark, Montgomery, Van Buren, Cleburne, Conway, Ouachita

         as well as any other counties in the State of Arkansas in which the Employee regularly (a) makes contact with customers of the Company or any of its subsidiaries, (b) conducts the business of the Company or any of its subsidiaries or (c) supervises the activities of other employees of the Company or any of its subsidiaries as of the Date of Termination.

12)               Georgia-- The following counties in the State of Georgia:

         Cobb, Cherokee, Henry, Dekalb, Fulton, Douglas, Paulding, Bartow, Pickens, Forsyth, Dawson, Gordon, Clayton, Rockdale, Newton, Butts, Spalding, Gwinnett, Fayette, Coweta, Carroll, Richmond

         as well as any other counties in the State of Georgia in which the Employee regularly (a) makes contact with customers of the Company or any of its subsidiaries, (b) conducts the business of the Company or any of its subsidiaries or (c) supervises the activities of other employees of the Company or any of its subsidiaries as of the Date of Termination.

13)               Alabama--  The following counties in the State of Alabama:

         Mobile, Madison, Baldwin, Monroe, Washington, Jackson, Marshall, Morgan, Limestone, Clarke, Elmore, Montgomery, Macon, Coosa, Tallapoosa, Autauga, Chilton, Walker, Jefferson, Blount, Cullman, Winston, Tuscaloosa, Fayette, Marion, Wilcox, Marengo, Choctaw, Bibb, Talladega, St. Clair, Shelby, Perry, Hale

         as well as any other counties in the State of Alabama in which the Employee regularly (a) makes contact with customers of the Company or any of its subsidiaries, (b) conducts the business of the Company or any of its subsidiaries or (c) supervises the activities of other employees of the Company or any of its subsidiaries as of the Date of Termination.

14)               Mississippi--  The following counties in the State of
         Mississippi:

         Hinds, Madison, Rankin, Simpson, Copiah, Claiborne, Warren, Yazoo, Jackson, George

         as well as any other counties in the State of Mississippi in which the Employee regularly (a) makes contact with customers of the Company or any of its subsidiaries, (b) conducts the business of the Company or any of its subsidiaries or (c) supervises the activities of other employees of the Company or any of its subsidiaries as of the Date of Termination.

15)               Pennsylvania--  The following counties in the State of
         Pennsylvania:

         Montgomery, Philadelphia, Bucks, Delaware, Chester, Berks, Lehigh, Northampton, York

         as well as any other counties in the State of Pennsylvania in which the Employee regularly (a) makes contact with customers of the Company or any of its subsidiaries, (b) conducts the business of the Company or any of its subsidiaries or (c) supervises the activities of other employees of the Company or any of its subsidiaries as of the Date of Termination.

16)               Kentucky--  The following counties in the State of Kentucky:

         Pike, Martin, Floyd, Knott, Letcher, Allen

         as well as any other counties in the State of Kentucky in which the Employee regularly (a) makes contact with customers of the Company or any of its subsidiaries, (b) conducts the business of the Company or any of its subsidiaries or (c) supervises the activities of other employees of the Company or any of its subsidiaries as of the Date of Termination.

17)               The District of Columbia

18)               Kansas-- The following counties in the State of Kansas:

         Douglas, Leavenworth, Johnson, Miami, Franklin, Wyandotte, Sedgwick, Cowley, Sumner, Butler, Harvey, Reno, Kingman

         as well as any other counties in the State of Kansas in which the Employee regularly (a) makes contact with customers of the Company or any of its subsidiaries, (b) conducts the business of the Company or any of its subsidiaries or (c) supervises the activities of other employees of the Company or any of its subsidiaries as of the Date of Termination.

19)               Missouri-- The following counties in the State of Missouri:

         Boone, Audrain, Callaway, Cole, Cooper, Howard, Moniteau, Randolph, Jackson, Lafayette, Johnson, Cass, Clay, Ray, Platte, Clinton, Morgan, Pettis, Saline, Carroll as well as any other counties in the State of Missouri in which the Employee regularly (a) makes contact with customers of the Company or any of its subsidiaries, (b) conducts the business of the Company or any of its subsidiaries or (c) supervises the activities of other employees of the Company or any of its subsidiaries as of the Date of Termination.

20)               Nebraska-- The following counties in the State of Nebraska:

         Lancaster, Otoe, Sarpy, Gage, Saline, Seward, Saunders, Cass, Butler, Douglas, Washington, Dodge, Johnson

         as well as any other counties in the State of Nebraska in which the Employee regularly (a) makes contact with customers of the Company or any of its subsidiaries, (b) conducts the business of the Company or any of its subsidiaries or (c) supervises the activities of other employees of the Company or any of its subsidiaries as of the Date of Termination.

         Employee and the Company agree that, throughout the Employment Term, Employee shall comply with all of the requirements and restrictions set forth in Article 7 of the Agreement of which this Appendix B forms a part; however, Employee and the Company agree that, notwithstanding anything to the contrary contained in Article 7, Section 3 of the Agreement, Employee shall be required to restrict his post-employment activities in the State of Nebraska only to: (i) complying with the restrictions set forth in Article 7, Section 2 of the Agreement and
         (ii) refraining from calling upon any customer of the Company or its subsidiaries with whom Employee has done business and/or had personal contact for the purpose of soliciting, diverting or enticing away the business of such person or entity, or otherwise disrupting any previously established relationship existing between such person or entity and the Company or its subsidiaries. The parties hereby acknowledge and agree that this modification to the restrictions of
         Article 7, Section 7.3 as they relate to post-employment competition in the State of Nebraska is being entered into solely to comply with the limitations provided in Nebraska law on the extent to which non-competition agreements may be enforced. This modification does not reflect the parties' agreement as to the extent of the limitations upon competition necessary to protect the legitimate interests of the Company; rather, the provisions of Article 7 of the Agreement reflect such agreement.

21)               Iowa-- The following county in the State of Iowa:

         Polk, Jasper, Marion, Warren, Madison, Dallas, Story, Boone, Pottawattamie

         as well as any other counties in the State of Iowa in which the Employee regularly (a) makes contact with customers of the Company or any of its subsidiaries, (b) conducts the business of the Company or any of its subsidiaries or (c) supervises the activities of other employees of the Company or any of its subsidiaries as of the Date of Termination.

22)               Nevada-- The following counties in the State of Nevada:

         Clark, Washoe, Douglas, Carson City

         as well as any other counties in the State of Nevada in which the Employee regularly (a) makes contact with customers of the Company or any of its subsidiaries, (b) conducts the business of the Company or any of its subsidiaries or (c) supervises the activities of other employees of the Company or any of its subsidiaries as of the Date of Termination.

23)               Arizona-- The following counties in the State of Arizona:

         Mohave, La Paz

         as well as any other counties in the State of Arizona in which the Employee regularly (a) makes contact with customers of the Company or any of its subsidiaries, (b) conducts the business of the Company or any of its subsidiaries or (c) supervises the activities of other employees of the Company or any of its subsidiaries as of the Date of Termination.

24)               Oregon-- The following counties in the State of Oregon:

         Josephine, Washington, Douglas, Curry, Jackson, Klamath, Clatsop, Columbia, Multnomah, Clackamas, Yamhill, Tillamook

         as well as any other counties in the State of Oregon in which the Employee regularly (a) makes contact with customers of the Company or any of its subsidiaries, (b) conducts the business of the Company or any of its subsidiaries or (c) supervises the activities of other employees of the Company or any of its subsidiaries as of the Date of Termination.

25)               California--  The following counties in the State of
         California:

         Glenn, Plumas, Sutter, Yuba, Colusa, Tehama, Fresno, San Mateo, Contra Costa, San Joaquin, Stanislaus, Santa Clara, Mariposa, Orange, San Bernardino, Kern, Ventura, Inyo, Riverside, Los Angeles, Monterey, Kings, Santa Barbara, Madera, Tulare, San Benito, Merced, San Luis Obispo, Nevada, Alameda, Sacramento, El Dorado, Amador, Yolo, Solano, San Diego, Imperial, Sonoma, Napa, Lake, Marin, Santa Cruz, Calaveras, Placer, Butte, Mendocino, San Francisco, Mono, Tuolumne, Del Norte, Siskiyou

         as well as any other counties in the State of California in which the Employee regularly (a) makes contact with customers of the Company or any of its subsidiaries, (b) conducts the business of the Company or any of its subsidiaries or (c) supervises the activities of other employees of the Company or any of its subsidiaries as of the Date of Termination.

         Employee and the Company agree that, throughout the Employment Term, Employee shall comply with all of the requirements and restrictions set forth in Article 7 of the Agreement of which this Appendix B forms a part; however, Employee and the Company agree that, notwithstanding anything to the contrary contained in Article 7, Section 7.2 or

         7.3 of the Agreement, Employee shall be required to restrict his post-employment activities in the State of California only to: (i) complying with the restrictions set forth in Article 7, Section 7.2 of the Agreement to the extent that Confidential Information constitutes a trade secret under California law and (ii) complying with the restrictions set forth in Article 7, Sections 7.3(c) and 7.3(d) of the Agreement. The parties hereby acknowledge and agree that these modifications to the restrictions of Article 7, Sections 7.2 and 7.3 as they relate to post-employment disclosure and competition in the State of California are being entered into solely to comply with the limitations provided in California law on the extent to which nondisclosure and noncompetition agreements may be enforced. These modifications do not reflect the parties' agreement as to the extent of the limitations upon disclosure and competition necessary to protect the legitimate interests of the Company; rather, the provisions of
         Article 7 of the Agreement reflect such agreement.

27.               Illinois--  The following counties in the State of Illinois:

         Cook, Lake, McHenry, Kane, DuPage, Will

         as well as any other counties in the State of Illinois in which the Employee regularly (a) makes contact with customers of the Company or any of its subsidiaries, (b) conducts the business of the Company or any of its subsidiaries or (c) supervises the activities of other employees of the Company or any of its subsidiaries as of the Date of Termination.

28.               Washington--  The following counties in the State of
         Washington:

         King, Snohomish, Kittitas, Pierce, Kitsap, Skagit, Chelan, Island

         as well as any other counties in the State of Washington in which the Employee regularly (a) makes contact with customers of the Company or any of its subsidiaries, (b) conducts the business of the Company or any of its subsidiaries or (c) supervises the activities of other employees of the Company or any of its subsidiaries as of the Date of Termination.

29.               Wisconsin--  The following counties in the State of Wisconsin:

         Waukesha, Dodge, Ozaukee, Jefferson, Washington, Racine, Walworth, Milwaukee, Winnebago, Fond du Lac, Green Lake, Calumet, Waushara, Outagamie, Waupaca, Kenosha, Brown, Shawano, Oconte, Kewaunee

         as well as any other counties in the State of Wisconsin in which the Employee regularly (a) makes contact with customers of the Company or any of its subsidiaries, (b) conducts the business of the Company or any of its subsidiaries or (c) supervises the activities of other employees of the Company or any of its subsidiaries as of the Date of Termination.

30.               Ohio--  The following counties in the State of Ohio:
                  ----

         Monroe, Harrison, Noble, Belmont, Licking, Jefferson, Guernsey, Fairfield, Muskingum, Perry, Knox, Delaware, Franklin, Coshocton as well as any other counties in the State of Ohio in which the Employee regularly (a) makes contact with customers of the Company or any of its subsidiaries, (b) conducts the business of the Company or any of its subsidiaries or (c) supervises the activities of other employees of the Company or any of its subsidiaries as of the Date of Termination.

31. New Jersey-- The following counties in the State of New Jersey:

         Burlington, Mercer, Hunterdon

         as well as any other counties in the State of New Jersey in which the Employee regularly (a) makes contact with customers of the Company or any of its subsidiaries, (b) conducts the business of the Company or any of its subsidiaries or (c) supervises the activities of other employees of the Company or any of its subsidiaries as of the Date of Termination.

B.       Acknowledgment

         The Company and Employee acknowledge that Employee's voluntary compliance with Article 7, Sections 7.2 and 7.3 constitutes a significant part of the consideration for the Company's agreement to make the payments specified in Article 5 and 6. Therefore, the Company and Employee acknowledge that it is the intent of this Agreement that if Employee engages in conduct described as prohibited conduct in
         Article 7 Section 7.2 or 7.3, the Company may suspend or eliminate payments under Article 5, including Section 5.3 of Article 5, and
         Article 6, including Section 6.4 of Article 6, during the period of such conduct, even if the parties' contractual prohibitions on such conduct are determined to be invalid, illegal or unenforceable under applicable law.

         Furthermore, the parties acknowledge that any provision in this Appendix B that permits Employee to engage, after the Date of Termination, in a particular jurisdiction, in conduct otherwise prohibited by Article 7 Section 7.2 or 7.3 (for example, as in California and Nebraska) has been agreed to solely in order to comply with the limitations provided in the law of that jurisdiction on the extent to which nondisclosure and noncompetition agreements may be enforced. Therefore, the parties acknowledge that, although Employee may be permitted pursuant to this Appendix B to engage, after the Date of Termination, in certain jurisdictions (such as California and Nebraska), in conduct otherwise prohibited by Article 7 Section 7.2 or 7.3, if Employee does engage in conduct prohibited by the provisions of
         Article 7 Section 7.2 or 7.3 (as such provisions appear in the Agreement without giving effect to any modifications to such provisions made by this Appendix B), Employee will forfeit his or her right to payments under Article 5, including Section 5.3 of Article 5, and
         Article 6, including Section 6.4 of Article 6, during the period of such conduct.

                       APPENDIX C TO EMPLOYMENT AGREEMENT
                        BETWEEN STEWART ENTERPRISES, INC.
                                       AND
                               THOMAS J. CRAWFORD


                                  SUPPLEMENTAL
                         EXECUTIVE RETIREMENT AGREEMENT

         THIS SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT (the "Agreement") by and between Stewart Enterprises, Inc., a Louisiana corporation (the "Employer" or the "Company"), and Thomas J. Crawford ("Employee") is effective as of the Start Date as defined in the Employment Agreement described below.

         WHEREAS, in connection with Employer's entering into an Employment Agreement (the "Employment Agreement") with the Employee pursuant to which Employee will serve as President and Chief Executive Officer of the Employer, Employer wishes to provide Employee with certain unfunded retirement benefits;

         NOW, THEREFORE, in consideration of the premises, it is agreed by and between the parties as follows:

                                    ARTICLE I
                                   DEFINITIONS

     1.1 An ACTUARIALLY EQUIVALENT benefit means a benefit having the same value as the benefit to which it is compared. Actuarial equivalence shall be determined using a mortality table and an interest rate that are selected from time to time by the Compensation Committee and that meet the requirements for valuing a lump sum distribution under Internal Revenue Code Section 417(e), as elaborated by IRS regulations and other applicable rules. Pursuant to current Treasury Regulation Section 1.417(e)-1(d), the interest rate shall be the annual interest rate on 30-year Treasury securities (or a replacement basket of securities identified by the IRS for use under Code Section 417(e)) for the month prior to the calendar year for which the determination is to be made.

     1.2 ANNUITY STARTING DATE means the first regular bi-weekly payroll date of the Employer that occurs after the date that is at least six months following the Employee's Termination of Employment, except that if the Employee's Termination of Employment is because of death, the Annuity Starting Date shall be the first payroll date of the second month following the month in which the Employee dies.

     1.3 BENEFICIARY means any of the following;

                  1.3.1 In the case of a 10-Years-Certain-and-Life Annuity (including a pre-retirement death benefit under Paragraph 4.1(b) of Article IV), the person or persons designated by the Employee (on his Benefit Election Form) to receive the remainder of the guaranteed bi-weekly payments if the Employee dies before the end of the payout period. If no person is effectively named by the Employee as the Beneficiary, the Beneficiary shall be the Employee's surviving spouse, if any, and otherwise the Employee's heirs or legatees. If a Beneficiary dies after the Employee but before full payment has been made, the share of the remaining payments that would have been paid to the Beneficiary if he or she had survived shall be paid to the person or persons who would have received that share of the benefit if the Beneficiary had predeceased the Employee.

                  1.3.2 In the case of a Joint-and-Survivor Annuity, the person named by the Employee (on his Benefit Election Form) as his joint annuitant, if that person survives the Employee.

     1.4 BENEFIT ELECTION FORM means the form set forth as Exhibit A, or any successor form provided by the Compensation Committee, on which the Employee elects the manner in which his benefit under this Agreement will be paid.

     1.5 FINAL AVERAGE PAY means the Employee's average monthly base salary for the 36 full months immediately preceding Employee's Termination of Employment. If Employee's employment has been for less than 36 months, then the Final Average Pay means the average monthly base salary from inception of employment until and through the Employee's Termination Date. Monthly base salary is determined by dividing annual base salary by 12. Base salary does not include accrued vacation pay.

     1.6 NORMAL FORM of benefit means a bi-weekly pension commencing on the Employee's Annuity Starting Date, and paid on each regular payroll date of the Employee thereafter, terminating with the payment made on the last regular payroll date in the month of the Employee's death. The first payment made on the Annuity Starting Date should be equal to the total of the bi-weekly pension payments that the Employee would have received if a payment had been made starting with the first payroll date of the second month following the month in which the Employee's Termination of Employment occurred, through the Annuity Starting Date, or, in effect, a catch up payment. No death benefit is payable under the Normal Form.

     1.7 OPTIONAL FORM of benefit means either the 10-Years-Certain-and-Life Annuity or the Joint-and-Survivor Annuity, described in Paragraph 2.3 of Article II, below.

     1.8 SECTION 409A means Section 409A of the Internal Revenue Code of 1986, as amended, and all regulations and guidance issued thereunder.

     1.9 TERMINATION OF EMPLOYMENT means the termination of the employment of the Employee with the Employer that constitutes a "separation from service" under Section 409A.

                                   ARTICLE II
                               RETIREMENT BENEFIT

     2.1 Upon the Termination of Employment of the Employee, the Employee shall be entitled to the vested portion of his retirement benefit commencing on his Annuity Starting Date.

         Except as provided in Article IX, no benefits shall be paid under this Agreement if the Termination of Employment occurs prior to the third anniversary of the Start Date, as defined in the Employment Agreement.

     2.2 The Employee's fully vested retirement benefit paid in the Normal Form shall be 40% of his Final Average Pay. Instead of payment in the Normal Form, the Employee may elect to receive the benefit in either of the following two Optional Forms:

                  2.2.1 As a Joint-and-Survivor Annuity, as follows: a pension is paid to the Employee, with the first payment on his Annuity Starting Date being determined as set forth in the definition of "Normal Form," continuing with regular bi-weekly payment amounts on each regular payroll date of the Employer, and terminating with the payment on the last regular payroll date of the Employer in the month of the Employee's death; and if the joint annuitant named by the Employee as of the Annuity Starting Date survives the Employee, the amount that would have been paid on each bi-weekly payroll date to the Employee will be continued and paid to the joint annuitant on each regular payroll date, terminating with the payment on the last regular payroll date in the month of the joint annuitant's death.

                  2.2.2 As a 10-Years-Certain-and-Life Annuity, as follows: a benefit is paid to the Employee, with the first payment on his Annuity Starting Date being determined as set forth in the definition of "Normal Form," continuing with regular bi-weekly payment amounts on each regular payroll date of the Employer and terminating with the later of the payment on the last regular payroll date in the month of the Employee's death or in the month in which the ten-year payment period terminates. If the Employee dies prior to the end of the ten-year payment period, the remainder of the scheduled bi-weekly payments are made to the Employee's Beneficiary.

     2.3 The form of pension payment must be elected by the Employee prior to the first day of the first full two-week pay period beginning on or after the Start Date, as defined in the Employment Agreement. An election to change the form of payment may only be made if: (a) such change does not take effect for 12 months; (b) the election is made at least 18 months prior to the Annuity Starting Date under the original payment form; and (c) payment of the benefit is deferred at least five years from the date on which payout would otherwise commence, if required under Section 409A. If the Employee makes no election within the time periods described herein, the benefit shall be paid in the Normal Form. Notwithstanding the above, (i) the Employee may change from the Normal Form to the Joint-and-Survivor Annuity form of payment (and vice-versa) at any time prior to Termination of Employment and
         (ii) the Employee may change from the Normal Form to an Optional Form (and vice-versa) at any time prior to January 1, 2008 (provided such change is in accordance with transition guidance issued by the Treasury Department).

     2.4 The Employee's pension paid in an Optional Form shall be Actuarially Equivalent to the pension paid in the Normal Form.

                                   ARTICLE III
                          VESTING OF RETIREMENT BENEFIT

3.1 The Employee's retirement benefit, commencing at the Annuity Starting Date, shall be a percentage of his Final Average Pay, which shall be calculated according to the following schedule, with pro rata additions for each full two-week pay period in a partial year of service:



                 Years of Service               % of Final Average Pay
                 ----------------               ----------------------
                     1                                     0%
                     2                                     0%
                     3                                    10%
                     4                                    15%
                     5                                    20%
                     6                                    24%
                     7                                    28%
                     8                                    32%
                     9                                    36%
                    10 or more                            40%



3.2 If the Employee terminates employment and is subsequently re-employed by the Employer or one of its subsidiaries, the Employee will accrue additional benefits hereunder with respect to his period of reemployment only if so determined by the Compensation Committee. Furthermore, the Employee's re-employment by the Employer or one of its subsidiaries after the Employee's Annuity Starting Date will not affect the Employee's pension benefit under this Agreement.

                                   ARTICLE IV
                                      DEATH

     4.1 Upon the death of the Employee prior to his Termination of Employment for any other reason, if the Employee had a vested retirement benefit on such date of death, the Employee's Beneficiary shall receive a death benefit that shall commence as of the first regular payroll date of the Employer in the month following the month of death, and shall be determined as follows:

                  (a) If the Employee is survived by his spouse, and the surviving spouse is the only Beneficiary, the surviving spouse shall be entitled to a bi-weekly benefit for her life, equal to the pension the surviving spouse would have received if the Employee had retired on the date of his death and had elected a Joint-and-Survivor Annuity with the surviving spouse as the Beneficiary, and had died before his Annuity Starting Date.

                  (b) If Paragraph 4.1(a) of this Article IV does not apply, the death benefit shall be paid to the Employee's Beneficiary for ten years, determined as if the Employee had retired on the date of his death and had elected to receive his benefit in the form of a 10-Years-Certain-and-Life Annuity but died before his Annuity Starting Date.

     4.2 Upon the death of the Employee after his Termination of Employment, a benefit will be paid only if the Employee elected an Optional Form of benefit under which a benefit is due to a Beneficiary.

                                    ARTICLE V
                          AMENDMENT AND DISCONTINUANCE

     5.1 The Employer expects to continue this Agreement indefinitely but reserves the right, acting through the Compensation Committee, to amend or discontinue it, except as provided in Section 9.3 hereof and provided, however, that a vested benefit can be affected without the Employee's consent only as set forth below, and subject to Article VIII hereof.

     5.2 If the Compensation Committee should discontinue this Agreement, the Employer shall be obligated to continue to pay on the same schedule all benefits that have already commenced.

     5.3 The Compensation Committee can terminate this Agreement at any time in its discretion without the Employee's consent, if the Employee has not had a Termination of Employment. In that event a benefit shall be paid, as set forth in Paragraph 5.4 below, to the Employee only if he is vested with respect to all or a portion of his benefits hereunder as of the date such action is taken.

     5.4 In the event of the termination of this Agreement, the benefit under Paragraph 5.3 of this Article V shall be based on the Employee's Final Average Pay determined as of the date of termination of this Agreement. Nevertheless, the Annuity Starting Date, the retirement benefit, the discount (if any), and the form of the benefit, shall be determined in the normal way upon the Employee's Termination of Employment.

     5.5 An amendment or discontinuance of this Agreement shall not result in the acceleration of the payment of a benefit hereunder, unless permitted by Section 409A. The Employer may terminate this Agreement and accelerate the payment of benefits under the conditions of Section 1.409A-3(h)(2)(viii) of the currently proposed regulations under
         Section 409A (or a successor provision) in the event of an arrangement termination in connection with a corporate dissolution or bankruptcy, in connection with a change of control event or in connection with a termination of all arrangements that would be aggregated with this Agreement under Section 409A.

                                   ARTICLE VI
                           RESTRICTIONS ON ASSIGNMENT

     6.1 The interest of the Employee or a Beneficiary hereunder may not be sold, transferred, assigned, or encumbered in any manner, either voluntarily or involuntarily. Neither shall the benefits hereunder be liable for or subject to the claims of the creditors of any person to whom such benefits or funds are payable, except that (i) no amount shall be payable hereunder until and unless any and all amounts representing debts or other obligations owed to the Employer or any affiliate of the Employer by the Employee with respect to whom such amounts would otherwise be payable shall have been fully paid and satisfied, and (ii) no amounts shall be payable hereunder to any Employee (or the Employee's Beneficiary) if the Employee engages in any of the activities described in Article VII hereof.

                                   ARTICLE VII
                          CONDITION OF NON-COMPETITION

     7.1 The Employee (and the Employee's Beneficiary) will lose the right to any unpaid benefits under the Agreement if the Employee engages in any Restricted Activities following his Termination of Employment.

     7.2 The term "Restricted Activities" means any one or more of the following activities:

                  7.2.1 Employee, directly or indirectly, for himself or others, owns, manages, operates, controls, is employed in an executive, managerial or supervisory capacity by, consults with, or otherwise engages or participates in or allows his skill, knowledge, experience or reputation to be used in connection with, the ownership, management, operation or control of, any company or other business enterprise engaged in the Death Care Business within any of the Subject Areas; provided, however, a passive investment by the Employee is not a Restricted Activity as long as Employee does not beneficially own more than 2% of the equity interests of a business enterprise engaged in the Death Care Business within any of the Subject Areas. For purposes of this paragraph, "beneficially own" shall have the same meaning ascribed to that term in Rule 13d-3 under the Securities Exchange Act of 1934.

                  7.2.2 Employee calls upon any customer of the Company or its subsidiaries for the purpose of soliciting, diverting or enticing away the business of such person or entity, or otherwise disrupting any previously established relationship existing between such person or entity and the Company or its subsidiaries.

                  7.2.3 Employee solicits, induces, influences or attempts to influence any supplier, lessor, lessee, licensor, partner, joint venturer, potential acquiree or any other person who has a business relationship with the Company or its subsidiaries, or who on the date of Termination of Employment is engaged in discussions or negotiations to enter into a business relationship with the Company or its subsidiaries, to discontinue or reduce or limit the extent of such relationship with the Company or its subsidiaries.

                  7.2.4 Employee makes contact with any of the employees of the Company or its subsidiaries with whom he had contact during the course of his employment with the Company for the purpose of soliciting such employee for hire, whether as an employee or independent contractor, or otherwise disrupting such employee's relationship with the Company or its subsidiaries.

     7.3 The following terms used in this Article VII are defined as follows:

                  7.3.1 "Subject Areas" means each State of the United States or other jurisdiction in which Employee regularly (a) makes contact with customers of the Company or any of its subsidiaries, (b) conducts the business of the Company or any of its subsidiaries or (c) supervises the activities of other employees of the Company or any of its subsidiaries, and in which the Company or any of its subsidiaries engages in the Death Care Business (as hereinafter defined) on the date of Termination of Employment.

                  7.3.2 "Death Care Business" means (i) the owning and operating of funeral homes and cemeteries, including combined funeral home and cemetery facilities, (ii) the offering of services and products to meet families' funeral needs, including prearrangement, family consultation, the sale of caskets and related funeral and cemetery products and merchandise (whether at physical locations or by means of the Internet), the removal, preparation and transportation of remains, cremation, the use of funeral home facilities for visitation and worship, and related transportation services, (iii) the marketing and sale of funeral services and cemetery property or merchandise on an at-need or prearranged basis, (iv) providing, managing and administering financing arrangements (including trust funds, escrow accounts, insurance and installment sales contracts) for prearranged funeral plans and cemetery property and merchandise, (v) providing interment services, the sale (on an at-need or prearranged basis) of cemetery property including lots, lawn crypts, family and community mausoleums and related cemetery merchandise such as monuments, memorials and burial vaults, (vi) the maintenance of cemetery grounds pursuant to perpetual care contracts and laws or on a voluntary basis, and (vii) offering mausoleum design, construction and sales services.

                                  ARTICLE VIII
                               NATURE OF AGREEMENT

8.1 The Employee and Beneficiaries under this Agreement have only an unsecured right to receive benefits from the Employer as general creditors of the Employer. The Agreement constitutes a mere promise to make payments in the future. The Employer may set aside funds, in a trust or otherwise, for the purpose of satisfying its obligations under this Agreement. The setting aside of amounts by the Employer with which to discharge its obligations hereunder shall not create any security for the payment of benefits, however. Any and all funds so set aside shall remain subject to the claims of the general creditors of the Employer, present and future. This provision shall not require the Employer to set aside any funds, but the Employer may set aside such funds if it chooses to do so.

                                   ARTICLE IX
                               CHANGE OF CONTROL

9.1 Notwithstanding the provisions of Article V, Article VIII or any other provisions of this Agreement to the contrary, if the Employee has a Termination of Employment prior to the fifth anniversary of the Start Date and following a Change of Control (as such term is defined in the Employment Agreement between the Employee and the Employer), the Employee shall receive the same benefits hereunder that the Employee would have received if the Employee had completed five years of service to the Employer hereunder.

9.2 If the Employee's Termination of Employment occurs during the two-year period beginning with the Change of Control and the Change of Control constitutes a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, as such terms are defined in Section 409A, the Employee shall receive as his only benefit under the Plan a lump sum that is Actuarially Equivalent to the Normal Form of benefit that the Employee otherwise would have been entitled to under the Plan (including, if applicable, Paragraph 9.1 of this Article IX) that shall be paid on the first regular payroll date that is at least six months following Termination of Employment. In computing the Normal Form for the purpose of this benefit, however, Final Average Pay shall be determined immediately before the Change of Control or immediately before the Termination of Employment, whichever produces the larger amount.

9.3 During the two-year period following a Change of Control, the Employer shall have no right to terminate this Agreement.

                                    ARTICLE X
                                 ADMINISTRATION

10.1 The Compensation Committee of the Board of Directors of the Employer shall have full power and authority to interpret, construe and administer this Agreement, and its interpretations and constructions hereof and actions hereunder, including the timing, form, amount or receipt of any payment to be made hereunder, within the scope of its authority, shall be binding and conclusive for all purposes. The Compensation Committee may delegate its responsibilities hereunder to one or more employees of the Employer.

                                   ARTICLE XI
                                  MISCELLANEOUS

11.1 If the Employee anticipates a Termination of Employment, the Employee should apply for a benefit using the Benefit Election Form provided by the Compensation Committee. Upon the death of the Employee when a benefit is payable to a Beneficiary, the Beneficiary should notify the Compensation Committee of the death. All claims for benefit shall be addressed to the Chairman of the Compensation Committee, Stewart Enterprises, Inc., 1333 South Clearview Parkway, Jefferson, Louisiana 70121. The procedures of making a claim, and for appealing from a partial or complete denial, are attached hereto as Exhibit B. The remedy of an employee who is unsatisfied after completing the appeal process is to enter binding arbitration with the Employer.

11.2 If the Employer, through a mistake of law or fact, pays to the Employee or other person a benefit hereunder that the recipient is not entitled to, the recipient shall repay the mistaken amount to the Employer. The Employer may offset the future benefits of any recipient who refuses to return an erroneous payment, in addition to pursuing other remedies provided by law.

11.3 Nothing contained herein shall be construed as conferring upon the Employee the right to continue in the employ of the Employer in any capacity.

11.4 This Agreement shall be binding upon and inure to the benefit of the Employer, its successors and assigns and the Employee and his or her heirs, executors, administrators and legal representatives.

11.5 The Employee is being offered the benefits of this Agreement in consideration of agreeing to become an employee of the Employer and the non-competition covenant contained in Article VII hereto, to which such Employee explicitly agrees by executing this Agreement.

11.6 This Agreement shall be construed in accordance with and governed by the laws of the State of Louisiana, except to the extent that the Agreement is governed by the Employee Retirement Income Security Act of 1974 ("ERISA"). It is the Employer's intent that the Agreement shall be exempt from ERISA's provisions to the maximum extent permitted by law. The Agreement is intended to be unfunded for federal income tax purposes and for the purposes of Title I of ERISA, and is intended to provide a pension benefit only for a select group of management or highly compensated employees, so as to be exempt from Parts 2, 3 and 4 of Title I of ERISA, pursuant to Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA.

11.7 This Agreement, and any amendment hereto, shall also serve as the Agreement's Summary Plan Description. A copy of this Agreement and each amendment hereto shall be provided to the Employee.

11.8 It is the intent of the Employer that this Plan comply with the requirements of Section 409A and it shall be construed accordingly. No acceleration of payments hereunder shall occur unless permitted under Section 409A. As allowed under Section 409A, an acceleration may occur in order (a) to fulfill a domestic relations order, (b) to allow for the payment of FICA taxes on benefits hereunder and the resulting tax withholding amount thereon, and (c) to pay amounts required to be included in income as a result of any failure of this Agreement to comply with Section 409A.

11.9 Notwithstanding any other provision of this Agreement, the Employer shall withhold from payments made hereunder any amounts required to be so withheld by any applicable law or regulation.

         Executed in duplicate originals in__________________, Louisiana, this _____ day of _____________, 2007.

WITNESSES:                                    STEWART ENTERPRISES, INC.

                                              By: The Compensation Committee
                                                  of the Board of Directors
---------------------------------------

---------------------------------------

                                              By:
                                                  ------------------------------
                                                  James W. McFarland,
                                                  Chairman
WITNESSES:

---------------------------------------       ----------------------------------
                                                     Thomas J. Crawford

---------------------------------------

                            STEWART ENTERPRISES, INC.
                         EXECUTIVE RETIREMENT AGREEMENT

                        EXHIBIT A - BENEFIT ELECTION FORM


Name:                                            SSN:
         -----------------------------------          --------------------------

Address:
         -----------------------------------------------------------------------

Date of Termination of Employment:
                                   ----------------------

Form of Benefit (Elect One):

         For my life only

         For my life, but no less than a ten-year period
                                                         -----------------------

         In the event of my death before ten years of payments have been made, the beneficiary or beneficiaries of the remaining payments shall be:


--------------------------------------------------------------------------------

         For my life, and at my death to the following individual for his or her life, if he or she survives me:


--------------------------------------------------------------------------------


                                        ----------------------------------------
                                                    Thomas J. Crawford


                                        ----------------------------------------
                                                          Date

                            STEWART ENTERPRISES, INC.
                   SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

                          EXHIBIT B - CLAIMS PROCEDURES

         (a)      Filing of a Claim for Benefits

                  Claims for benefits under the Agreement are to be presented in writing by the claimant or an authorized representative to the Chairman of the Compensation Committee of the Board of Directors of Stewart Enterprises, Inc.

         (b)      Notification to Claimant of Decision

                  If a claim is wholly or partially denied, a notice of the decision rendered in accordance with the rules set forth below will be furnished to the claimant not later than 90 days after receipt of the claim by the Chairman of the Compensation Committee.

                  If special circumstances require an extension of time for processing the claim, the Chairman of the Compensation Committee will give the claimant a written notice of the extension prior to the end of the initial 90 day period. In no event will the extension exceed an additional 90 days. The extension notice will indicate the special circumstances requiring an extension of time and the date by which the Chairman of the Compensation Committee expects to render its final decision.

                  If the notice of the denial of claim is not furnished in accordance with the procedure set out herein, the claim will be deemed denied and the claimant will be permitted to proceed to the review stage.

         (c)      Content of Notice

                  The Chairman of the Compensation Committee will provide to a claimant who is denied a claim for benefits written or electronic notice setting forth in a clear and simple manner:

                  (1) The specific reason or reasons for denial;

                  (2) Specific reference to pertinent plan provisions on which denial is based;

                  (3) A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such materials or information are necessary; and

                   (4) Appropriate information as to the steps to be taken if the claimant wishes to submit his or her claim for review, including the right to bring a civil action under ERISA Section 502(a) following an adverse determination on review.

         (d)      Review Procedure

                  After the claimant has received written notification of the denial of the claim, the claimant or a duly authorized representative will have 60 days within which to appeal, in writing, a denied claim to the full Compensation Committee. The Compensation Committee will afford the claimant a full and fair review of the denial of the claim. The claimant should include in his written appeal the following information to support his claim for benefits:

                  (1) A list of the issues in the claim denial that he chooses to contest, if any, and that he wishes the Compensation Committee to review on appeal;

                  (2) His position on each issue;

                  (3) Any additional facts that he believes support his position on each issue; and

                  (4) Any legal or other arguments he believes support his position on each issue.

                  The claimant or a duly authorized representative will be permitted to submit issues and comments relevant to the claim. Upon request, the claimant will be given reasonable access to, and copies of, all documents and information relevant to the claim for benefits, at no charge.

                  The review will consider all items submitted by the claimant, regardless of whether such information was submitted or considered in the initial benefit determination.

         (e)      Decision on Review

                  The decision on review by the Compensation Committee will be rendered as promptly as is feasible, but not later than 60 days after the receipt of a request for review unless the Compensation Committee in its sole discretion, determines that special circumstances require an extension of time for processing, in which case a decision will be rendered as promptly as is feasible, but not later than 120 days after receipt of a request for review.

                  If an extension of time for review is required because of special circumstances, written notice of the extension will be furnished to the claimant before termination of the initial 60-day review period.

                  The decision on review will be in written or electronic form. In the event of a claim denial, the decision shall contain: (1) specific reasons for the decision, written in a clear and simple manner; (2) specific references to the pertinent plan provisions on which the decision is based; (3) a statement that the claimant may request, at no charge, reasonable access to and copies of all documents, records and other information relevant to the claim for benefits; and (4) a description of the Agreement's appeal and arbitration procedures (if any), and the claimant's right to bring an action under ERISA Section 502(a).

                  If the decision on review is not furnished within the time period(s) set out in this section, the claim will be deemed denied on review.

If the claimant wishes to contest the Compensation Committee's decision on review, the claimant's claim shall be submitted to binding arbitration in accordance with the following procedures:

         (f)      Arbitration

                  (1) Binding Agreement to Arbitrate. Any claim or controversy arising out of any provision of this Agreement that cannot be resolved through the claims procedures provided above, shall be settled by arbitration administered by the American Arbitration Association (the "AAA") under its National Rules for the Resolution of Employment Disputes (the "Rules"), and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

                  (2) Selection and Qualifications of Arbitrators. If no party to the arbitration makes a claim in excess of $1.0 million, exclusive of interest and attorneys' fees, the proceedings shall be conducted before a single neutral arbitrator selected in accordance with the Rules. If any party makes a claim that exceeds $1.0 million, the proceedings shall be conducted before a panel of three neutral arbitrators, one of whom shall be selected by each party within 15 days after commencement of the proceeding and the third of whom shall be selected by the first two arbitrators within 10 days after their appointment. If the two arbitrators selected by the parties are unable or fail to agree on the third arbitrator, the third arbitrator shall be selected by the AAA. Each arbitrator shall be a member of the bar of the State of Louisiana and actively engaged in the practice of employment law for at least 15 years.

                  (3) Location of Proceedings. The place of arbitration shall be New Orleans, Louisiana.

                  (4) Remedies. Any award in an arbitration initiated here shall be limited to actual monetary damages, including if determined appropriate by the arbitrator(s) an award of costs and fees to the prevailing party. "Costs and fees" mean all reasonable pre-award expenses of the arbitration, including arbitrator's fees, administrative fees, travel expenses, out-of-pocket expenses such as copying, telephone, witness fees and attorneys' fees. The arbitrator(s) will have no authority to award consequential, punitive or other damages not measured by the prevailing party's actual damages, except as may be required by statute.

                  (5) Opinion. The award of the arbitrators shall be in writing, shall be signed by a majority of the arbitrators, and shall include findings of fact and a statement of the reasons for the disposition of any claim.

  Agreed to and Accepted:

  Stewart Enterprises, Inc.                    Employee


  By:
      ----------------------------------       ---------------------------------
                                               Date:               , 2007
                                                     --------------